FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-255181-02

From: [REDACTED]

Sent: Wednesday, November 9, 2022 4:05 PM

Subject: 3650R 2022-PF2 **INITIAL PRICE TALK** PUBLIC

3650R 2022-PF2 **INITIAL PRICE TALK** PUBLIC

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATING(S/F/D)	SIZE(MM)	C/E	WAL	IPT	APPROX. $PX*
A-1	AAA/AAA/AAA	8.849	30.000%	2.18	P+150a	~98(WAC)
A-2	AAA/AAA/AAA	65.444	30.000%	4.89	P+150a	~99(WAC)
A-3	AAA/AAA/AAA	15.000	30.000%	6.54	P+205a	~97(WAC)
A-SB	AAA/AAA/AAA	9.439	30.000%	7.59	P+200a	~97(WAC)
A-4**	AAA/AAA/AAA	164.395	30.000%	9.36	LCF-2	~97(WAC)
A-5**	AAA/AAA/AAA	246.593	30.000%	9.77	P+208a	~97(WAC)
A-S	AA/AAA/AAA	72.818	20.000%	9.94	P+260a	~93(WAC)
B	NR/AA-/AA	34.588	15.250%	9.96	P+300a	~90(WAC)

* ESTIMATE BASED ON CURRENT RATES - SUBJECT TO CHANGE

** SIZES SUBJECT TO CHANGE AS DETAILED IN THE TERM SHEET. RANGE OF POSSIBLE SIZES

BELOW:

CLASS	EXPECTED RANGE OF BALANCE	EXPECTED RANGE OF WAL
A-4	0.000 - 164.395	NA - 9.36
A-5	246.593 - 410.988	9.77 - 9.61

DEUTSCHE BANK TRADING DESK CONTACTS:

RYAN HORVATH 212-250-5149

AFTON ENGLAND 212-250-5149

DAN PENN 212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS:

RAUL OROZCO 212-723-1295

MATT PERRY 212-723-1295

CREDIT SUISSE DESK CONTACTS

CRAIG LEONARD 212-325-8549

ROGER TEDESCO 212-325-8549

COLIN HARRINGTON 212-325-8549

JJ MCBRIDE 212-325-8549

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov<http://www.sec.gov>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.

This communication does not contain all information that is required to be included in the prospectus. The information in this communication is preliminary, and is subject to completion or change. Any investment decision with respect to the securities should be made by you based upon the information contained in the prospectus relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s). This communication is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

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